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                                                                    Exhibit 10.3

                                                            December 20, 2005

Brian C. Henry

Dear Brian:

      Cray Inc. (the "Company") considers it essential to the best interests of the Company and its shareholders to attract the best talent and foster the continuous employment of key personnel. In order to induce you to remain in the employ of the Company and in consideration of your further services to the Company, the Company agrees that you shall receive the benefits set forth in this letter agreement ("Agreement") if you remain in the employment of the Company through December 31, 2006, and December 31, 2007, as set forth below.

      1.    Bonus Amount.

                  a. If you remain an employee of the Company through December 31, 2006, you shall receive a cash payment equal to 100% of the total of (a) your annual base salary for 2006, exclusive of any bonus, variable pay component or other amounts, and (b) the bonus you would have earned under the Executive Bonus Plan for 2006 assuming 100% of the target is reached.

                  b. If you remain an employee of the Company through December 31, 2007, you shall receive a cash payment equal to 50% of the total of (a) your annual base salary for 2007, exclusive of any bonus, variable pay component or other amounts, and (b) the bonus you would have earned under the Executive Bonus Plan for 2007 assuming 100% of the target is reached.

      2. Payment. The bonus payment earned pursuant to Section 1 above shall be paid in a lump sum as soon as is practicable after the determination of bonuses for the applicable year and in any event on or before March 15 of the year immediately following the end of the applicable year.

      3. Vesting. The amounts to be paid under this Agreement shall vest in full as of December 31, 2006, and December 31, 2007, as applicable, or, subject to the provisions of Section 4 below, immediately upon the earlier termination of your employment by the Company without Cause or your termination of employment for Good Reason, as such terms are defined below. If your employment is terminated for Cause, death, Disability, retirement or resignation other than for Good Reason, then you shall receive no payments hereunder.

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      4.    Other Agreements and Policies.

            a. Change of Control. You are party to a letter agreement dated
            May 23 2005, with the Company regarding termination of employment following a Change of Control, as defined therein. If there occurs a Change of Control, as defined therein, while this Agreement is in effect, then the Board of Directors shall determine, prior to the Change of Control becoming effective, whether, in addition to the provisions of such letter agreement, the provisions of this Agreement shall also be applicable.

            b. Executive Severance Policy. If while this Agreement is in effect your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, then you shall be eligible to receive both the payment pursuant to this Agreement and payment under the Company's Executive Severance Policy.

            c. Other Benefits. This Agreement does not affect any benefit plan of the Company in which you participate.

      5. Definitions. As used in this Agreement, the following terms have the indicated meanings:

            "Cause" means a termination of employment resulting from a good faith determination by the Board of Directors that:

            a. you have willfully failed or refused in a material respect to follow reasonable policies or directives established by the Board of Directors or the President or willfully failed to attend to material duties or obligations of your office (other than any such failure resulting from your incapacity due to physical or mental illness), which you have failed to correct within a reasonable period following written notice to you; or

            b. there has been an act by you involving wrongful misconduct which has a demonstrably adverse impact on or material damage to the Company or its subsidiaries, or which constitutes a misappropriation of the assets of the Company; or

            c. you have engaged in an unauthorized disclosure of confidential information; or

            d. you, while employed by the Company, have performed services for another company or person which competes with the Company, without the prior written approval of the President of the Company; or

            e. you have materially breached your obligations hereunder or other agreement with the Company.

            "Disability" means that, at the time your employment is terminated, you have been unable to perform the duties of your position for a period of six consecutive months as a result of your incapability due to physical or mental illness.

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            "Good Reason" means:

            a. a reduction in salary or benefits (other than reductions applicable to employees generally);

            b. a material change in job responsibilities; or

            c. a request to relocate, except for office relocations that would not increase your one-way commute by more than 25 miles; or

            d. the failure of the Company to obtain the assumption of the Agreement as stipulated in Section 6.

6. Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this
      Section 6, "Company" includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7. Termination of Agreement. This Agreement shall terminate upon your termination of employment with the Company, irrespective of reason, except for your right to receive any payment specified herein with respect to the year in which your termination occurs.

8.    General Provisions.

      a. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change address shall be effective only upon receipt.

      b. Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company. No waiver of either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

      c. Sole Agreement. This Agreement represents the entire agreement between you and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein.

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      d. Funding. This Agreement shall be funded from the Company's general assets.

      e. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      f. Applicable Law; Jurisdiction; Venue. This Agreement shall be interpreted and enforced in accordance with the internal laws of the State of Washington without reference to its conflicts of laws provisions. The parties agree that King County, Washington, shall be the exclusive proper place of venue for any action, dispute, or controversy arising from or in connection with this Agreement and submit to the jurisdiction of the state and federal courts located in King County, Washington. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys' fees to be set by the trial court and, upon any appeal, the appellate court.

      g. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

      h. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

      i. No Third-Party Beneficiaries. Except as otherwise expressly contemplated by this Agreement, this Agreement is entered into solely for the benefit of the parties hereto and their respective successors and permitted assigns, and shall not confer any rights upon any person or entity not a party to this Agreement.

      If the foregoing conforms with your understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.

                                           Very truly yours,

                                           CRAY INC.

                                           /s/ Peter J. Ungaro

                                           _____________________________________
                                           Peter J. Ungaro
                                           President and Chief Executive Officer
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ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

/s/ Brian C. Henry

______________________________________
Brian C. Henry